                                                                      EXHIBIT 99

For further information, contact Robert B. Palardy, Chief Financial Officer, 781-271-1200, ext. 231, or Evanthia K. Malliris, Communications Manager, 781-271-1200, ext. 253, Cambridge Heart; Michelle L. Linn or Jeff Mooney, Feinstein Kean Partners Inc., 617-577-8110.

FOR IMMEDIATE RELEASE
---------------------


 POSITIVE RESULTS FOR FOLLOW-UP STUDY ON CARDIAC EVENTS ANNOUNCED BY CAMBRIDGE
                                     HEART

- COMPANY MEETS ALL GOALS FOR ITS T-WAVE ALTERNANS TECHNOLOGY IN EVENTS FOLLOW-
                                    UP STUDY

BEDFORD, MASS., AUGUST 19, 1998 -- Cambridge Heart, Inc. (Nasdaq: CAMH) today announced that the Company has met all study goals in the follow-up study for its T-wave alternans technology. In the statistical report received from Medical and Technical Research Associates (Natick, MA), the independent contract research organization conducting the study analysis, the noninvasive measure of microvolt alternans was a significant predictor of major cardiac events, such as sudden cardiac death and episodes of life-threatening arrhythmias. The Company's current labeling does not allow it to make claims regarding the predictive accuracy of T-wave alternans; the Company plans to submit the results of this study to the FDA within the next few weeks for expansion of these labeling claims.

The Company believes results of this study will significantly strengthen its
submission to the FDA in support of the expansion of its labeling claim.   "When
combined with the previous studies of T-wave alternans, these data present a powerful case that T-wave alternans is at least as good as EP study as a predictor of cardiac events. This is a very significant result," commented Douglas P. Zipes, a member of Cambridge Heart's Scientific Advisory Board and Professor of Medicine at Indiana University School of Medicine, Distinguished Professor of Medicine, Pharmacology, and Toxicology, and Director of Cardiology Division and Krannert Institute of Cardiology, who reviewed the study results.

The Company's follow-up study was conducted with the same patient population included in its previously concluded labeling study. The study compares the results of T-wave alternans to results of electrophysiology testing ("EP") and signal averaged electrocardiogram ("SAECG") in predicting episodes of life threatening arrhythmias and sudden cardiac death. The design of the follow-up study calls for event data collection to continue. Because the results to date are statistically significant, the Company will be including the follow-up data in its upcoming submission to the FDA. Additional event data will be included in a more comprehensive report to be presented at the American Heart Association Meeting, November 1998.

In events to date, T-wave alternans predicted tachyarrhythmic events (sudden death and resuscitated sustained ventricular arrhythmia) with a relative risk of
6.7 (P (lesser than) 0.007) and tachyarrhythmic events and total mortality with a relative risk of 11.0 (P (lesser than) 0.001). EP was slightly less predictive with a relative risk of 4.9 (P (lesser than)0.001) and 3.1 (P (lesser than) 0.006), respectively.

                                    --more--
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Relative risk is the chance of having an event if the test is positive divided by the chance of having an event if the test is negative. The greater the number, the more predictive the test. SAECG, an older, noninvasive method, was not a statistically significant predictor of the events collected to date.

"We believe that the medical community has been waiting for the results of a large scale, multi-center, controlled study on T-wave alternans," stated Jeffrey
M. Arnold, Company Chairman, President, and Chief Executive Officer. "We couldn't be happier with the results. We plan to submit these results, together with the positive results from our labeling study, to the FDA within the next few weeks for expansion of our labeling claims regarding the predictive accuracy of T-wave alternans."

Mr. Arnold and Dr. Zipes will be holding a conference call on Thursday, August 20 at 11:00 a.m. (eastern time) to discuss the completed labeling study data and the event follow-up study data. The conference call number is (888) 836-6072 [outside US (703) 736-7363]. Interested persons unable to participate on Thursday morning may listen to a recording of the conference call at any time during the 48 hours immediately following the call by dialing (888) 266-2081 [outside US 703-925-2533] and keying in the reservation number 989851. This playback will begin approximately two hours after the call ends.

Many heart attacks are caused by ventricular arrhythmia, an abnormality in the beating pattern of the heart resulting in alterations in the rate and frequency of the electrical impulses in the ventricles. Heart attacks caused by ventricular arrhythmias generally cause death within minutes, known as sudden cardiac death. In spite of the fact that patients at risk for sudden cardiac death now have several treatment options available to them, including implantable cardioverter-defibrillators and drug therapy, 300,000 sudden cardiac deaths occur in the United States each year, primarily because there is no accurate, noninvasive method to identify those at risk. T-wave alternans is an alternating pattern which, when visible in the electrocardiogram (ECG), has been associated with life-threatening heart rhythm disturbances and sudden cardiac death.

Cambridge Heart is engaged in the research, development, and commercialization of products for the noninvasive diagnosis of cardiac disease. Using innovative technologies, the Company is addressing such key problems in cardiac diagnosis as the identification of those at risk of sudden cardiac death, the early detection of coronary artery disease, and the prompt and accurate diagnosis of heart attack.

Statements made in this press release that are not historical facts include forward-looking statements that involve risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are included in Cambridge Heart's Annual Report on Form 10-K for the year ending December 31, 1997.

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